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                                   EXHIBIT 11

                              THE FINOVA GROUP INC.
                        Computation of Earnings Per Share
                  (Dollars in Thousands, except per share data)

                                  Three Months Ended                Six Months Ended
                                        June 30,                        June 30,
                              -----------------------------    -----------------------------
                                  1996             1995           1996               1995
                              -----------       -----------    -----------       -----------
 Net income                   $    28,121       $    23,629    $    55,242       $    45,997
                              -----------       -----------    -----------       -----------
 Earnings available to
  common shareholders         $    28,121       $    23,629    $    55,242       $    45,997
                              ===========       ===========    ===========       ===========
Average common shares
 outstanding before
 common equivalents            27,365,000        27,557,000     27,342,000        27,589,000
Common equivalent stock
  options                         596,000           319,000        600,000           296,000
                              -----------       -----------    -----------       -----------
Average outstanding common
  and equivalent shares        27,961,000        27,876,000     27,942,000        27,885,000
                              -----------       -----------    -----------       -----------
Earnings per common
 and equivalent share         $      1.01       $      0.85    $      1.98       $      1.65
                              ===========       ===========    ===========       ===========